                                                                                                                                                                                                        FOR IMMEDIATE RELEASE

                                                                                                                                                                                                        Contact: Christopher J. Eperjesy
                                                                                                                                                                                                        (262) 638-4343

TWIN DISC, INC., ANNOUNCES RECORD RESULTS FOR FISCAL 2006

Fiscal 2006 Net income Up 109.2 Percent to $14,453,000

Fiscal 2006 Sales Increase 11.4 Percent to $243,287,000

 Record Year End Backlog

 Positive Momentum Continuing into Fiscal 2007

     RACINE, WISCONSIN—July 31, 2006—Twin Disc, Inc. (NASDAQ: TWIN), today announced record financial results for the fiscal 2006 fourth quarter and full year ended June 30, 2006.

     For the fiscal 2006 fourth quarter, net income increased 80.1 percent to a quarterly record of $5,660,000, or $0.95 per diluted share, compared with net income of $3,142,000, or $0.54 per diluted share in the same quarter last fiscal year. All per share information has been adjusted for a two-for-one stock split of the Company’s common stock that occurred April 3, 2006. Net income for 2006 increased 109.2 percent to a record $14,453,000, or $2.43 per diluted share compared with $6,910,000, or $1.19 per diluted share last year.

     Gross profit reached a record $24,057,000 in the fiscal 2006 fourth quarter. Gross profit as a percentage of sales in the fiscal 2006 fourth quarter increased to 33.2 percent from 27.7 percent in the same period last fiscal year. Profitability continued to improve from the implementation of cost reduction programs, a better product mix and selective price increases, which absorbed higher steel, energy and shipping costs. The gross margin for fiscal 2006 increased 4.2 percentage points to 30.5 percent compared with 26.3 percent last year.

More…

Page 2, Twin Disc, Inc.

     Net sales for the fourth quarter of fiscal 2006 increased 17.1 percent to a quarterly record $72,534,000 from $61,923,000 for the same period last year. Sales continue to benefit from strong industry trends, especially from the Company’s oil and military customers. Net sales for the 2006 full year increased 11.4 percent to a record $243,287,000 compared with last year’s $218,472,000. Net sales were negatively impacted by unfavorable currency exchange rates, primarily the Euro, of approximately $3,200,000 compared to the prior fiscal year. Sales for the fiscal 2006 fourth quarter and full year do not include sales from the Company’s recent acquisition of the BCS Group.

     Michael E. Batten, Chairman and Chief Executive Officer, said, “We are extremely proud of our 2006 financial and operational results. Fiscal 2006 represents the best year in the Company’s history and we are entering 2007 with very strong momentum throughout every aspect of our organization.

     “Throughout the year, sales, gross profit and earnings improved as a result of a stronger mix of business and increased sales penetration. These trends are continuing as our Company benefits from positive industry dynamics. We are seeing high demand from both our sea and land based oil and gas customers for a number of our products. We are excited about the strategic acquisition of the BCS Group made during the fourth quarter. The acquisition provides us a greater presence in the European luxury yacht market and enhances our product line as we now offer a complete line of transmission, propulsion and boat management systems to the marine industry.

     “As a result of our strong financial performance, we were able to increase the shares outstanding to approximately 5,900,000 by splitting our common stock, and raise our quarterly cash dividend payment 8.6 percent to $0.095 per common share on a post-split basis. For fiscal 2006 we returned $2,117,000 in dividends, or 14.6 percent of net income to our shareholders, in addition to the stock’s appreciation.”

     Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Secretary, stated, "During the fourth fiscal quarter, we successfully completed a $25,000,000 private placement of 6.05 percent Senior Notes. We were able to secure an attractive interest rate for the Company to replace the 7.37 percent Senior Notes that expired in June. These funds were put to good use with the strategic acquisition of the BCS Group in May 2006. Although the total debt outstanding has increased versus the end of the prior fiscal year, the Company's balance sheet remains strong, with a total debt to total capital of just over 30 percent. We continue to actively manage our balance sheet and expect total debt to decrease throughout fiscal 2007."

     Mr. Batten concluded, “Our backlog of orders to be shipped over the next six months, at the end of our fiscal year, was an annual record $91,598,000, an increase of 41.4 percent from June 30, 2005. Based on our strong backlog, improving margins and favorable industry dynamics, Twin Disc is well positioned to continue to expand sales and earnings throughout fiscal 2007.”

Page 3, Twin Disc, Inc.

     Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural and energy and natural resources markets.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow--

Page 4, Twin Disc, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$72,534	$61,923	$243,287	$218,472
Cost of goods sold	_48,477	_44,768	168,897	161,052

Gross profit	24,057	17,155	74,390	57,420
Marketing, engineering and
administrative expenses	14,816	12,669	49,606	44,666
Restructuring of operations	__ 0	2,076	___0	2,076
Operating income	9,241	2,410	24,784	10,678
Interest expense	582	320	1,718	1,134
Interest income	(146)	(38)	(302)	(140)
Other expense (income), net	227	_ (232)	_ 316	192

Earnings before income	8,578	2,360	23,052	9,492
taxes and minority interest
Income taxes	_2,888	(815)	_8,470	2,485

Earnings before minority	5,690	3,175	14,582	7,007
interest
Minority interest	(30)	(33)	(129)	(97)
Net earnings	$5,660	$3,142	$14,453	$ 6,910

Earnings per share:
Basic	$0.98	$0.55	$2.51	$ 1.21
Diluted	$0.95	$0.54	$2.43	$ 1.19

Average shares outstanding:
Basic	5,785	5,738	5,767	5,722
Diluted	5,979	5,816	5,941	5,816

Dividends per share	$0.095	$0.0875	$0.365	$ 0.35

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Page 5, Twin Disc, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per-share data; unaudited)

	June 30,	June 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$16,427	$11,614
Trade accounts receivable, net	55,963	37,751
Inventories, net	65,081	48,481
Deferred income taxes	6,482	5,514
Other	7,879	6,165

Total current assets	151,832	109,525

Property, plant and equipment, net	46,958	40,331
Goodwill	15,304	12,854
Deferred income taxes	4,163	16,230
Other assets	18,616	9,097

	$236,873	$188,037

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable	$ 757	$3,522
Current maturities on long-term debt	365	2,849
Accounts payable/Bank Overdraft	30,948	21,746
Accrued liabilities	48,635	37,792

Total current liabilities	80,705	65,909

Long-term debt	37,986	14,958
Accrued retirement benefits	28,065	39,680
Other long term	__312	____0

	147,068	120,547

Minority interest	572	591

Shareholders' equity:
Common stock	11,653	11,653
Retained earnings	101,652	89,316
Unearned Compensation	(108)	(203)
Accumulated other comprehensive loss	(9,166)	(17,567)
	104,031	83,199
Less treasury stock, at cost	14,798	16,300

Total shareholders' equity	89,233	66,899

	$236,873	$188,037
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